Filed Pursuant to Rule 433

Registration Nos. 333-276654 and 333-276654-05

**$991.83mm Volkswagen Auto Lease Trust (VWALT) 2026-B Full Pricing Details**

Priced

Volkswagen Auto Lease Trust (VWALT) 2026-B

Jt-Leads: Mizuho (struc), RBC, US Bancorp, Wells Fargo

Co-Mgrs: Citi, Scotia

- Anticipated Capital Structure -

CL	AMT($MM)^	WAL	M/S	P.WIN	E.FIN	L.FIN	BENCH	SPREAD	YIELD	COUPON	PRICE
A-1	148.000	0.24	P-1/A-1+	1-6	3/27	9/27	I-CRV	+14	4.176	4.176	100.00000
A-2A	291.600	1.04	Aaa/AAA	6-19	4/28	2/29	I-CRV	+35	4.733	4.68	99.99294
A-2B	97.000	1.04	Aaa/AAA	6-19	4/28	2/29	SOFR30a	+35			100.00000
A-3	388.600	2.00	Aaa/AAA	19-28	1/29	9/29	I-CRV	+45	5.115	5.06	99.99753
A-4	66.630	2.41	Aaa/AAA	28-30	3/29	5/31	I-CRV	+49	5.194	5.13	99.98043

Bill & Deliver : Mizuho

Expected Ratings: Moody's, S&P

ERISA Eligible : Yes

Expected Settle : 9/22/26

First Pay : 10/20/26

Offered Size : $991.83mm

BBG Ticker : VWALT 2026-B

Format : SEC Registered

Min Denoms : $1k x $1k

RR Compliance: US – Yes, EU - No

CUSIPs :

A-1	92892P AA0
A-2a	92892P AB8
A-2b	92892P AC6
A-3	92892P AD4
A-4	92892P AE2

Pricing Speed: 100% PPC to Maturity

Materials: Preliminary Prospectus, FWP and CDI (attached)

Intexnet: mzvolk26b_upsize AVA7

https://dealroadshow.com/e/VWALT26B

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403